 [GRAPHIC OMITTED][GRAPHIC OMITTED] =============================================================================== Beta Oil "&" Gas, Inc. Announces Stock Repurchase Program FOR IMMEDIATE RELEASE - September 20, 2001 Tulsa, Oklahoma - September 20, 2001 - Beta Oil "&" Gas, Inc. (NASDAQ:BETA) announced today that its Board of Directors has authorized a stock repurchase program for up to an aggregate of $1,000,000 of the Company's common stock over the next four months. The repurchase program is effective immediately. The authorization to repurchase shares was facilitated in part by an Order issued by the Securities and Exchange Commission last Friday. The Order temporarily increased the flexibility with respect to certain SEC rules pertaining to issuer stock repurchases. The timing and amount of shares actually purchased, if any, will be determined by Beta management's discretion, based on market conditions and other factors. President Steve Antry stated, "We are confident in the long term outlook for both our country and our company. Therefore, we believe our shares currently provide an excellent investment opportunity." Beta Oil "&" Gas, Inc. is an independent energy company engaged in the production, exploration, and development of oil and gas properties using advanced seismic technology. For more information please contact Steve Antry or Steve Fischer at (800) 866-8055. Forward Looking Statement: The statements in this report regarding projected return on investment, earnings, projected production performance and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report and other reports filed with the United States Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves, operational risks with corresponding exposure to delays, significant cost overruns, and mechanical problems, the highly competitive nature of activity with corresponding resource shortages, and the uncertain cost and pricing environment in the industry. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.